WEXFORD
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                                   EXHIBIT 3                 Wexford Capital LLC
                                    ---------
                                                                   Wexford Plaza
                                                          411 West Putnam Avenue
                                                             Greenwich, CT 06830
                                                                 www.wexford.com
                                                                  (203) 862-7000


                                                           Direct Dial: 862-7412
                                                            Direct Fax: 862-7452
                                                               mzand@wexford.com



July 10, 2003


Adelphia Communications Corp.
One North Main Street
Coudersport, PA  16915-1141
Attn:  Corporate Secretary


Dear Sir or Madam:

We are writing on behalf of (a) Taurus Investors LLC, Wexford Spectrum Investors LLC, Solitair Corp. and WI Software Investors LLC (collectively, the "Wexford Shareholders") each of which is managed by Wexford Capital LLC, (b) Magten Asset Management Corp. ("Magten"), and (c) limited partnerships managed by The Baupost Group, L.L.C. ("Baupost," and collectively with the Wexford Shareholders and Magten, the "Shareholders").

Collectively, the Shareholders are the beneficial owners of a majority of Adelphia 13% Series B Cumulative Exchangeable Preferred Stock (the "Series B Preferred"). The Wexford Shareholders presently are the beneficial owners of 451,000 shares of the Series B Preferred; Magten presently is the beneficial owner of 241,090 shares of Series B Preferred; and Baupost presently is the beneficial owner of 192,500 shares of Series B Preferred.

Based upon the occurrence of one or more Voting Rights Triggering Events under
Section 6(a) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate") relating to the Series B Preferred, the holders of Series B Preferred are entitled to elect two directors of the corporation. We will be sending to you under separate cover consents (in the form attached hereto) executed by the record holders of the shares of Series B Preferred beneficially held by the Shareholders exercising such right and designating Arthur H. Amron and Talton R. Embry to serve in such positions.

The contact information for each of Mr. Amron and Mr. Embry is as follows:



                                                             Page 16 of 19 Pages

         Arthur H. Amron
         Principal & General Counsel
         Wexford Capital LLC
         411 West Putnam Avenue
         Greenwich, CT  06830
         Phone:  203-862-7000
         Fax:  203-862-7312

         Talton R. Embry
         Managing Director
         Magten Asset Mangement Corp
         410 Park Avenue
         New York, NY  10022
         Phone:  212-813-0900
         Fax:  212-813-9058

We appreciate your prompt attention to this notice. Messrs. Amron and Embry look forward to working with the Company, its managment and the other members of the board of directors as the Company proceeds through its chapter 11 process and develops its plan of reorganization.

Sincerely,


Mark Zand
Principal

Cc:      Arthur Amron
         Talton Embry
         Reuben Munger
         Scott Stone


                                                             Page 17 of 19 Pages

                       ADELPHIA COMMUNICATIONS CORPORATION
                             a Delaware corporation

                           WRITTEN CONSENT OF HOLDERS
                                       OF
              13% SERIES B CUMULATIVE EXCHANGEABLE PREFERRED STOCK



     The undersigned, being a record holder of shares of 13% Series B Cumulative Exchangeable Preferred Stock ("Series B Exchangeable Preferred Stock") of Adelphia Communications Corporation (the "Corporation"), hereby consents, pursuant to Section 228 of the Delaware General Corporation Law with respect to the number of shares of Series B Exchangeable Preferred Stock owned by the undersigned indicated below, to the adoption of the following recitals and resolutions:

               WHEREAS, the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 13% Series A Cumulative Exchangeable Preferred Stock and 13% Series B Cumulative Exchangeable Preferred Stock of Adelphia Communications Corporation (the "Certificate of Designations") provides that, upon the occurrence of a Voting Rights Triggering Event (as defined in the Certificate of Designations), the authorized number of members of the Corporation's Board of Directors will be automatically increased by two, and the Holders (as defined in the Certificate of Designations) of a majority of the outstanding shares of 13% Series A Cumulative Exchangeable Preferred Stock ("Series A Exchangeable Preferred Stock") and Series B Exchangeable Preferred Stock (together with the Series A Exchangeable Preferred Stock, the "Exchangeable Preferred Stock"), voting as a separate class, shall be entitled to elect two directors of the Corporation;

               WHEREAS, a Voting Rights Triggering Event has occurred; and

               WHEREAS, there are no Holders of Series A Exchangeable Preferred Stock and the Holders of Exchangeable Preferred Stock are the Holders of Series B Exchangeable Preferred Stock;

               NOW, THEREFORE, BE IT RESOLVED, that each of Arthur H. Amron and Talton R. Embry are hereby elected directors of the Corporation to fill the vacancies created by such automatic increase in the size of the Corporation's Board of Directors, such election to be effective as of the date on which the Corporation receives duly executed and unrevoked consents substantially in the form of this Consent from the holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, but in no event earlier than July 17, 2003.


                                                             Page 18 of 19 Pages

                        Dated:   ______________________________

                        Number of Shares:  _________________________

                        Print Name:       ______________________________

                        Signature(s):     ______________________________

                        Signature(s):     ______________________________

                        Authority:        ______________________________


                        Please sign exactly as the
                        name appears on stock
                        certificate. If shares are
                        held by joint tenants, both
                        should sign. In case of
                        joint owners, each joint
                        owner must sign. When
                        signing as attorney,
                        executor, administrator,
                        trustee, guardian,
                        corporate officer, etc.,
                        please give full title.

                        IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.



                                                             Page 19 of 19 Pages